Exhibit Relating to Item 77(c) (Matters Submitted to a
Vote of Security Holders)
of Form N-SAR for First Financial Fund, Inc. (the "Fund") for the six-month period ended September 30, 2002

The Annual Meeting of the Fund's stockholders was held on August 12, 2002. The sole purpose of the Meeting was to elect two Class I Directors. The Board of
 Directors' nominees
for election as Directors
were the incumbents, Mr. Eugene C. Dorsey and Mr. Robert E. La Blanc.
 A group of related stockholders, the
Horejsi Group, solicited to elect its own nominees, Dr. Dean Jacobson and Mr. Joel Looney. The Directors of the Fund not standing for election at the Meeting were Thomas T. Mooney, Richard I. Barr and Clay T.
Whitehead.

	At the Meeting, the vote on the election of two Class I Directors, as independently certified by IVS
Associates, Inc., was as follows:

Director					In Favor		Withheld

Robert E.  La Blanc				7,817,386		187,166
Eugene C. Dorsey				7,812,470		192,082

Dr. Dean Jacobson				11,174,771		153,216
Joel Looney					11,174,771		153,216

As no nominee received the affirmative vote of a majority of the Fund's outstanding shares that is required to elect Fund Directors under the Fund's By-laws, the Fund announced that the incumbents,
Messrs Dorsey and
La Blanc, would continue to serve on the Board as "hold over"
Directors in accordance
 with Maryland law
until their successors are elected and qualified.
See Exhibit 77(e) for information
on legal proceedings related
to the Meeting.

Exhibit Relating to Item 77(d) (Policies with Respect to Security Investments) of Form N-SAR for First Financial Fund, Inc. (the "Fund") for the six-month period ended September 30, 2002

On May 21, 2002, the Board of Directors unanimously approved a new investment policy for the
Fund in order to comply with new Rule 35d-1 under the 1940 Act
(commonly known as the "names rule").
The names rule requires many funds that have names that signify certain investments to have an investment policy requiring that 80% of their assets be invested in such investments. The Fund's name includes the term
"financial," which may suggest a particular type of investment.
Accordingly, the Board adopted a new
fundamental investment policy for the Fund as follows:

40:    "Under normal circumstances, the Fund will invest
at least 80% of its assets
(net assets, plus
the amount of any borrowings for investment purposes) in securities issued by finance and financial service-related companies, including savings and banking institutions, the deposits of which are insured by the Federal Deposit Insurance
Corporation, securities
issued by mortgage banking institutions, REITs, and consumer and industrial finance, insurance, brokerage, investment banking, asset management, and other financial service
companies, as well as in the holding companies of such companies."

	The Fund will retain its existing industry concentration policy to invest at least 65% of its total assets in certain savings, banking and mortgage banking institutions and their holding companies.

Exhibit Relating to Item 77(e) (Legal Proceedings) of Form N-SAR for First Financial Fund, Inc. (the "Fund") for the six-month period ended September 30, 2002

	Subsequent to the announcement by the Fund of the results of its August 12, 2002 annual meeting of stockholders (See Exhibit 77(c) above), Badlands Trust Company ("Badlands"), as trustee of one of the members of the Horejsi Group, filed suit in United States District Court for the District of Maryland, Northern
Division, on August 23, 2002 to invalidate the Fund's election By-law and to seat Messrs. Looney and
Jacobson as Class I Directors of the Fund. The District Court ruled for Badlands on these matters, but the United States Court of Appeals for the Fourth Circuit stayed the effect of the District Court's ruling on September 4, 2002 until the Court of Appeals issues its decision. Pursuant to an order of the District Court dated October 21, 2002, the Fund's Board, consisting of the three Directors whose terms did not expire in 2002, may meet and conduct business until these matters are resolved.


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